This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Preliminary Pricing Supplement - Subject to Completion
(To Prospectus dated November 4, 2016, Series A

Prospectus Supplement dated November 4, 2016 and

Product Supplement EQUITY-1 dated January 24, 2017)

June 28, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-213265

BofA Finance LLC

Contingent Income Auto-Callable Notes Linked to the VanEck Vectors® Gold Miners ETF, due July 31, 2020

Fully and Unconditionally Guaranteed by Bank of America Corporation

•	The CUSIP number for the notes is 09709TAQ4.
•	The notes are unsecured senior notes issued by BofA Finance LLC (“BofA Finance”), a direct, wholly-owned subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”), which are fully and unconditionally guaranteed by the Guarantor. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes.
•	The notes do not guarantee a full return of your principal at maturity, and you could lose up to 100% of your principal.
•	The notes are expected to price on July 26, 2017 (the “pricing date”).
•	The notes are expected to mature on July 31, 2020, unless previously called.
•	The payments on the notes will depend on the performance of the VanEck Vectors® Gold Miners ETF (the “Underlying”).
•	If, on any semi-annual Observation Date, the Observation Level of the Underlying is greater than or equal to the Barrier Level, we will pay a Contingent Coupon Payment of [$40.00 to $45.00] per $1,000 in principal amount ([4.00% to 4.50%] of the principal amount) on the applicable Contingent Payment Date (each as defined below). The actual Contingent Coupon Payment will be determined on the pricing date.
•	Prior to the maturity date, if the Observation Level of the Underlying is greater than or equal to the Initial Level on any Observation Date, the notes will be automatically redeemed, in whole but not in part, at 100% of the principal amount, together with the Contingent Coupon Payment with respect to that Observation Date. No further amounts will be payable following an early redemption.
•	At maturity, the amount you will be entitled to receive per $1,000 in principal amount of the notes (the “Redemption Amount”) will depend on the performance of the Underlying. If the notes are not automatically redeemed prior to maturity, the Redemption Amount will be determined as follows:
(1)	If the Final Level of the Underlying is greater than or equal to the Barrier Level, the Redemption Amount will equal the principal amount plus the Contingent Coupon Payment with respect to the final Observation Date.
(2)	If the Final Level of the Underlying is less than the Barrier Level, you will be subject to 1-1 downside exposure to any decrease in the price of the Underlying from the Initial Level. In this case, the Redemption Amount will be less than 70% of the principal amount and could be zero, and you will not receive the final Contingent Coupon Payment.
•	The “Barrier Level” will be 70% of the Initial Level.
•	The “Observation Dates” will be January 26, 2018, July 26, 2018, January 28, 2019, July 26, 2019, January 28, 2020 and July 28, 2020, subject to postponement as described in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” of product supplement EQUITY-1.
•	The “Contingent Payment Date” will be the third business day following the relevant Observation Date, as set forth below.
•	The notes will be issued in denominations of $1,000 and whole multiples of $1,000.
•	The notes will not be listed on any securities exchange.
•	The initial estimated value of the notes will be less than the public offering price. As of the date of this pricing supplement, the initial estimated value of the notes at the time of pricing is expected to be at least $957 per $1,000 in principal amount. See “Summary” beginning on page PS-3 of this pricing supplement, “Risk Factors” beginning on page PS-8 of this pricing supplement and “Structuring the Notes” on page PS-21 of this pricing supplement for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
•	The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

	Per Note	Total
Public Offering Price	$1,000	$
Underwriting Discount	$30	$
Proceeds (before expenses) to BofA Finance	$970	$
* We or one of our affiliates may pay varying selling concessions of up to 3% in connection with the distribution of the notes to other registered broker-dealers.

The notes and the related guarantee of the notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-8 of this pricing supplement, page PS-5 of the accompanying product supplement, page S-4 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus. You may lose some or all of your principal amount in the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on or about July 31, 2017 against payment in immediately available funds.

BofA Merrill Lynch

Selling Agent

TABLE OF CONTENTS

Page

SUMMARY	pS-3
RISK FACTORS	pS-8
DESCRIPTION OF THE NOTES	pS-14
THE UNDERLYING	pS-16
SUPPLEMENT TO THE PLAN OF DISTRIBUTION; ROLE OF MLPF&S AND CONFLICTS OF INTEREST	pS-20
STRUCTURING THE NOTES	pS-21
U.S. FEDERAL INCOME TAX SUMMARY	pS-22

SUMMARY

The Contingent Income Auto-Callable Notes Linked to the VanEck Vectors® Gold Miners ETF, due July 31, 2020 (the “notes”) are our senior debt securities. Any payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured senior debt, and the related guarantee will rank equally with all of BAC’s other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. Unless earlier called, the notes will mature on July 31, 2020.

If, on any semi-annual Observation Date, the Observation Level is greater than or equal to the Barrier Level, we will pay a Contingent Coupon Payment of [$40.00 to $45.00] per $1,000 in principal amount of the notes ([4.00% to 4.50%] of the principal amount) on the applicable Contingent Payment Date, as set forth below. The actual Contingent Coupon Payment will be determined on the pricing date. The notes will be automatically called on the relevant Observation Date if the Observation Level is greater than or equal to the Initial Level on that Observation Date, at an amount equal to the sum of the principal amount plus the Contingent Coupon Payment with respect to that Observation Date. If the notes are not called prior to maturity, and if the Final Level is greater than or equal to the Barrier Level, we will pay to you at maturity the principal amount plus the final Contingent Coupon Payment. If the Final Level of is less than the Barrier Level, you will be subject to 1-1 downside exposure to any decrease in the price of the Underlying from its Initial Level. In that case, the Redemption Amount will be less than 70% of the principal amount and you will not receive the final Contingent Coupon Payment. The notes are not traditional debt securities and it is possible that the notes will not pay any Contingent Coupon Payments, and you may lose some or all of your principal amount at maturity.

Payments on the notes, including any Contingent Coupon Payments, depend on the credit risk of BofA Finance and BAC and on the performance of the Underlying. The economic terms of the notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements it enters into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charges described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes as of the pricing date.

The final pricing supplement will set forth the initial estimated value of the notes as of the pricing date. For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” beginning on page PS-8 and “Structuring the Notes” on page PS-21.

Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Term:	Three years, if not previously called.
Issue Date:	July 31, 2017
Maturity Date:	July 31, 2020
Market Measure:	The VanEck Vectors® Gold Miners ETF (Bloomberg symbol: GDX). See the section entitled “The Underlying” beginning on page PS-16 of this pricing supplement.
Automatic Call:	All (but not less than all) of the notes will be automatically called if the Observation Level is greater than or equal to the Initial Level on any semi-annual Observation Date. If the notes are automatically called, the Early Redemption Payment will be paid on the applicable Contingent Payment Date.
Early Redemption Payment:	The sum of the principal amount plus the Contingent Coupon Payment with respect to the applicable Observation Date.
Contingent Coupon Payment:	If, on any Observation Date, the Observation Level is greater than or equal to the Barrier Level, we will pay a Contingent Coupon Payment of [$40.00 to $45.00] per $1,000 in principal amount ([4.00% to 4.50%] of the principal amount) on the applicable Contingent Payment Date. Accordingly, the maximum return on the notes will be equal to [8.00% to 9.00%] per annum. The actual Contingent Coupon Payment will be determined on the pricing date.
Redemption Amount:

If the notes have not been automatically called, the Redemption Amount per note will be:

•    if the Final Level is greater than or equal to the Barrier Level:

$1,000 + the final Contingent Coupon Payment

•    if the Final Level is less than the Barrier Level:

$1,000 + ($1,000 x Underlying Return)

In that case, the Redemption Amount will be less than 70% of the principal amount and could be zero, and you will not receive the final Contingent Coupon Payment.

Initial Level:	The Closing Market Price of the Underlying on the pricing date.
Observation Level:	The Closing Market Price of the Underlying on the applicable Observation Date, multiplied by the Price Multiplier as of that day.
Final Level:	The Closing Market Price of the Underlying on the final Observation Date, multiplied by the Price Multiplier as of that day.
Barrier Level:	70% of the Initial Level.
Underlying Return:
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying described in the product supplement under “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs—Anti-Dilution Adjustments for an ETF.”
Observation Dates:	January 26, 2018, July 26, 2018, January 28, 2019, July 26, 2019, January 28, 2020 and July 28, 2020, subject to postponement as set forth in the product supplement, in the section “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates.”
Contingent Payment Dates:	January 31, 2018, July 31, 2018, January 31, 2019, July 31, 2019, January 31, 2020 and the maturity date, subject to postponement if the applicable Observation Date is postponed as described above, or if a scheduled Contingent Payment Date is not a business day, as described in the prospectus.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), an affiliate of BofA Finance.
Selling Agent:	MLPF&S

The pricing date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the notes.

You should read carefully this entire pricing supplement, product supplement, prospectus supplement, and prospectus to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this pricing supplement is inconsistent with the product supplement, prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the Guarantor or any selling agent is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this pricing supplement, the accompanying product supplement, prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement, prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).

The above documents may be accessed at the following links:

•	Product supplement EQUITY-1 dated January 24, 2017: https://www.sec.gov/Archives/edgar/data/70858/000119312517016445/d331325d424b5.htm
•	Series A MTN prospectus supplement dated November 4, 2016 and prospectus dated November 4, 2016: https://www.sec.gov/Archives/edgar/data/70858/000119312516760144/d266649d424b3.htm

Hypothetical Payments on the Notes

The table below illustrates hypothetical payments on the notes at maturity based on a $1,000 investment in the notes for a range of Final Levels of the Underlying.

The table is based on a hypothetical Contingent Coupon Payment of $42.50 (the midpoint of Contingent Coupon Payment range of [$40.00 to $45.00]) per note, a hypothetical Initial Level of $100, a hypothetical Barrier Level of $70 (70% of the Underlying’s hypothetical Initial Level) and assumes that the Price Multiplier of 1 will not change during the term of the notes. The actual Contingent Coupon Payment, Initial Level and Barrier Level will be determined on the pricing date.

The hypothetical payments set forth below are for illustrative purposes only and may not be the actual payments applicable to the notes.

For recent actual prices of the Underlying, see “The Underlying” section below.

Final Level	Underlying Return	Redemption Amount per Note	Total Rate of Return on the Notes (Excluding Any Contingent Coupon Payments Paid Prior to Maturity)
$0.00	-100.00%	$0.00	-100.00%
$20.00	-80.00%	$200.00	-80.00%
$40.00	-60.00%	$400.00	-60.00%
$60.00	-40.00%	$600.00	-40.00%
$70.00(1)	-30.00%	$1,042.50	4.25%
$75.00	-25.00%	$1,042.50	4.25%
$85.00	-15.00%	$1,042.50	4.25%
$95.00	-5.00%	$1,042.50	4.25%
$100.00(2)	0.00%	$1,042.50	4.25%
$110.00	10.00%	$1,042.50	4.25%
$120.00	20.00%	$1,042.50	4.25%
$140.00	40.00%	$1,042.50	4.25%
$160.00	60.00%	$1,042.50	4.25%
$180.00	80.00%	$1,042.50	4.25%
$200.00	100.00%	$1,042.50	4.25%
(1)	This is the hypothetical Barrier Level.
(2)	The hypothetical Initial Level of 100 used in the table above has been chosen for illustrative purposes only, and does not represent a likely actual Initial Level for the Underlying.

Hypothetical Total Contingent Coupon Payments

The table below illustrates the hypothetical total Contingent Coupon Payments per $1,000 in principal amount over the term of the notes, based on a hypothetical Contingent Coupon Payment of $42.50 (the midpoint of Contingent Coupon Payment range of [$40.00 to $45.00]) per note, depending on how many Contingent Coupon Payments are payable prior to early redemption or maturity. The actual Contingent Coupon Payment will be determined on the pricing date. Depending on the performance of the Underlying, you may not receive any Contingent Coupon Payments during the term of the notes.

Number of Contingent Coupon Payments	Total Contingent Coupon Payments
0	$0.00
1	$42.50
2	$85.00
3	$127.50
4	$170.00
5	$212.50
6	$255.00

risk factors

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

Your investment may result in a loss; there is no guaranteed return of principal. The notes are not principal protected. There is no fixed repayment amount of principal on the notes at maturity. If the notes are not called and the Final Level is below the Barrier Level, you will lose 1% of the principal amount for each 1% that the Final Level is less than the Initial Level. In this case, the Redemption Amount will be less than 70% of the principal amount and could be zero. As a result, depending on the performance of the Underlying, you may lose all or a substantial portion of your principal.

Your return on the notes is limited to the return represented by the Contingent Coupon Payments, if any, and may be less than a comparable investment directly in the Underlying. Your return on the notes is limited to the Contingent Coupon Payments paid over the term of the notes, regardless of the extent to which the Observation Level exceeds the Barrier Level or the Initial Level. Similarly, the Redemption Amount payable at maturity or the Early Redemption Payment payable upon an automatic call will never exceed the sum of the principal amount and the applicable Contingent Coupon Payment, regardless of the extent to which the Observation Level exceeds the Barrier Level or the Initial Level.

In contrast, a direct investment in the Underlying or the securities held by the Underlying would allow you to receive the benefit of any appreciation in their value. Thus, any return on the notes will not reflect the return you would realize if you actually owned shares of the Underlying or the securities held by the Underlying and received the dividends paid or distributions made on them.

The notes are subject to a potential automatic early redemption, which would limit your ability to receive the Contingent Coupon Payments over the full term of the notes. The notes are subject to a potential automatic early redemption. Prior to maturity, the notes will be automatically called on any Observation Date if the Observation Level is greater than or equal to the Initial Level. If the notes are redeemed prior to the maturity date, you will be entitled to receive the Early Redemption Payment. In this case, you will lose the opportunity to continue to receive Contingent Coupon Payment after the date of early redemption. If the notes are redeemed prior to the maturity date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the notes.

You may not receive any Contingent Coupon Payments. The terms of the notes differ from those of ordinary debt securities in that they do not provide for the regular periodic payments of interest. Instead, investors in the notes will not necessarily receive Contingent Coupon Payments on the notes. If an Observation Level is less than the Barrier Level on an Observation Date, you will not receive the Contingent Coupon Payment applicable to that Observation Date. If the Observation Level is less than the Barrier Level on all the Observation Dates during the term of the notes, you will not receive any Contingent Coupon Payment during the term of the notes, and will not receive a positive return on the notes.

Your return on the notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the notes, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Any payments on the notes are subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities. Any payments on the notes will be fully and unconditionally guaranteed by the Guarantor. The notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of all payments on the notes will be dependent upon our ability and the ability of the Guarantor to repay our obligations under the notes on the applicable payment dates, regardless of how the Underlying performs. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time during the term of the notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the price of the Underlying, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the notes.

We are a finance subsidiary and, as such, will have limited assets and operations. We are a finance subsidiary of BAC and will have no assets, operations or revenues other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by BAC. As a finance subsidiary, to meet our obligations under the notes, we are dependent upon payment or contribution of funds and/or repayment of outstanding loans from BAC and/or its other subsidiaries. Therefore, our ability to make payments on the notes may be limited. In addition, we will have no independent assets available for distributions to holders of the notes if they make claims in respect of the notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders may be limited to those available under the related guarantee by BAC, and that guarantee will rank equally with all other unsecured senior obligations of BAC.

The public offering price you pay for the notes will exceed the initial estimated value. The initial estimated value of the notes that is provided in this preliminary pricing supplement, and that will be provided in the final pricing supplement, are each an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

The initial estimated value does not represent a minimum or maximum price at which we, the Guarantor, MLPF&S or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our and the Guarantor’s creditworthiness and changes in market conditions.

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the price of the Underlying, the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

We cannot assure you that a trading market for your notes will ever develop or be maintained. We will not list the notes on any securities exchange. We cannot predict how the notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the notes will depend on the Guarantor’s financial performance and other factors, including changes in the price of the Underlying. The number of potential buyers of your notes in any secondary market may be limited. We anticipate that the selling agent will act as a market-maker for the notes, but none of us, the Guarantor or any selling agent is required to do so. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market. The selling agent may discontinue its market-making activities as to the notes at any time. To the extent that the selling agent engages in any market-making activities, it may bid for or offer the notes. Any price at which the selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time the selling agent were to cease acting as a market-maker as to the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed.

The payments on the notes will not reflect changes in the price of the Underlying other than on the Observation Dates. Changes in the price of the Underlying during the term of the notes other than on the Observation Dates will not affect the amount of payments on the notes or whether the notes will be called. The calculation agent will determine whether each Contingent Coupon Payment is payable, or whether the notes will be called, and calculate the Redemption Amount, by comparing only the Initial Level or the Barrier Level to the Observation Level or the Final Level. No other price of the Underlying will be taken into account. As a result, if the notes are not called prior to maturity, you will receive less than the principal amount at maturity even if the price of the Underlying has increased at certain times during the term of the notes before decreasing to a value that is less than the Barrier Level as of the final Observation Date.

All of the securities held by the Underlying are concentrated in one industry. All of the securities held by the Underlying are issued by companies in the gold and silver mining industry. As a result, the securities that will determine the performance of the notes are concentrated in one industry. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the Underlying, the return on an investment in the notes will be subject to certain risks similar to those associated with direct equity investments in the gold and silver mining industry. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

A limited number of securities may affect the level of the Underlying Index, and the Underlying Index is not necessarily representative of the gold and silver mining industry. As of June 26, 2017, the top three securities included in the NYSE Arca Gold Miners Index (the “Underlying Index”) constituted 26.86% of the total weight of the Underlying Index and the top seven securities included in the Underlying Index constituted 50.01% of the total weight of the Underlying Index. Because the Underlying attempts to track the performance of the Underlying Index, any reduction in the market price of those securities is likely to have a substantial adverse impact on the price of the Underlying and the value of the notes.

While the securities included in the Underlying Index are common stocks, American Depositary Receipts (“ADRs”) or global depositary receipts (“GDRs”) of companies generally considered to be involved in various segments of the gold and silver mining industry, the securities included in the Underlying Index may not follow the price movements of the entire gold and silver mining industry generally. If the securities included in the Underlying Index (and, accordingly, the securities held by the Underlying) decline in value, the Underlying will decline in value even if security prices in the gold and silver mining industry generally increase in value.

There is no direct correlation between the value of the notes or the price of the Underlying, on the one hand, and gold and silver prices, on the other hand. Although the price of gold or silver is one factor that may influence the performance of the Underlying, the notes are not linked to the gold or silver spot prices or to gold or silver futures. There is no direct linkage between the price of the Underlying and the prices of gold and silver. While gold and silver prices may be one factor that could affect the prices of the securities included in the Underlying Index and, consequently, the price of the Underlying and the amount payable on the notes are not directly linked to the movement of gold and silver prices and may be affected by factors unrelated to those movements. Investing in the notes is not the same as investing in gold or silver, and you should not invest in the notes if you wish to invest in a product that is linked directly to the price of gold or silver.

NYSE Arca, Inc. (“NYSE Arca”), as the sponsor and compiler of the Underlying Index, retains significant control and discretionary decision-making over the Underlying Index and is responsible for decisions regarding the interpretation of and amendments to the Underlying Index rules, which may have an adverse effect on the price of the Underlying, the market value of the notes and the amount payable on the notes. NYSE Arca is the compiler of the Underlying Index and, as such, is responsible for the day-to-day management of the Underlying Index and for decisions regarding the interpretation of the rules governing the Underlying Index. NYSE Arca has the discretion to make operational adjustments to the Underlying Index and to the Underlying Index components, including discretion to exclude companies that otherwise meet the minimum criteria for inclusion in the Underlying Index. In addition, NYSE Arca retains the power to supplement, amend in whole or in part, revise or withdraw the Underlying Index rules at any time, any of which may lead to changes in the way the Underlying Index is compiled or calculated or adversely affect the Underlying Index in another way. Any of these adjustments to the Underlying Index or the Underlying Index rules may adversely affect the composition of the Underlying Index, the price of the Underlying, the market value of the notes and the amount payable on the notes. The Underlying Index sponsor has no obligation to take the needs of any buyer, seller or holder of the notes into consideration at any time.

The performance of the Underlying may be influenced by gold and silver prices. To the extent the price of gold or silver has a limited effect, if any, on the performance of the Underlying, gold prices and silver prices are subject to volatile price movements over short periods of time, represent trading in commodities markets, which are substantially different from equities markets, and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the prices of gold and silver are generally quoted), interest rates and gold and silver borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events.

Gold prices and silver prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold and silver by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold and silver, levels of gold and silver production and production costs, and short-term changes in supply and demand because of trading activities in the gold and silver markets. It is not possible to predict the aggregate effects of all or any combination of these factors. Any negative developments with respect to these factors may have an adverse effect on gold and silver prices and, as a result, on the prices of the securities held by the Underlying and the price of the Underlying.

The performance of the Underlying may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying, especially during periods of market volatility. Although the Underlying is designed to track the performance of the Underlying Index, the performance of the Underlying and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the Underlying may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, the Underlying not holding all or substantially all of the underlying assets included in the Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Underlying, differences in trading hours between the Underlying (or the underlying assets held by the Underlying) and the Underlying Index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of the Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the Underlying may differ from its net asset value per share; shares of the Underlying may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying.

For the foregoing reasons, the performance of the Underlying may not match the performance of its Underlying Index over the same period. Because of this variance, the return on the notes to the extent dependent on the performance of the Underlying may not be the same as an investment directly in the securities, commodities, or other assets included in the Underlying Index or the same as a debt security with a return linked to the performance of the Underlying Index.

Trading and hedging activities by us, the Guarantor and any of our other affiliates may affect your return on the notes and their market value. We, the Guarantor and our other affiliates, including the selling agents, may buy or sell shares of the Underlying or the securities held by the Underlying, or futures or options contracts on the Underlying or those securities, or other listed or over-the-counter derivative instruments linked to the Underlying or those securities. We, the Guarantor and any of our other affiliates, including the selling agents, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the notes. These transactions could affect the value of the Underlying in a manner that could be adverse to your investment in the notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including the selling agents or others on their behalf (including for the purpose of hedging anticipated exposures), may affect the value of the Underlying. Consequently, the value of the Underlying may change subsequent to the pricing date, adversely affecting the market value of the notes.

We, the Guarantor or one or more of our other affiliates, including the selling agents, may also engage in hedging activities that could affect the value of the Underlying on the pricing date. In addition, these activities may decrease the market value of your notes prior to maturity, and may affect the amounts to be paid on the notes. We, the Guarantor or one or more of our other affiliates, including the selling agents, may purchase or otherwise acquire a long or short position in the notes and may hold or resell the notes. For example, the selling agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Underlying, the market value of your notes prior to maturity or the amounts payable on the notes.

Our trading, hedging and other business activities may create conflicts of interest with you. We, the Guarantor or one or more of our other affiliates, including the selling agents, may engage in trading activities related to the Underlying or the securities held by the Underlying that are not for your account or on your behalf. We, the Guarantor or one or more of our other affiliates, including the selling agents, also may issue or underwrite other financial instruments with returns based upon the Underlying. These trading and other business activities may present a conflict of interest between your interest in the notes and the interests we, the Guarantor and our other affiliates, including the selling agents, may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Underlying or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes. We, the Guarantor or our other affiliates also may enter into hedging transactions relating to other notes or instruments, some of which may have returns calculated in a manner related to that of the notes offered hereby. We may enter into such hedging arrangements with one of our affiliates. Our affiliates may enter into additional hedging transactions with other parties relating to the notes and the Underlying. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We and our affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and our other affiliates, including the selling agents, receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the notes and, as such, will make a variety of determinations relating to the notes, including the amounts that will be paid on the notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event (as defined below) has occurred, or in connection with judgments that it would be required to make if certain corporate events occur as to the Underlying. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we expect that the Guarantor will control the calculation agent, potential conflicts of interest could arise.

The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a holder of the notes. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. Under the terms of the notes, you will have agreed with us to treat the notes as contingent income-bearing single financial contracts, as described under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income, gain or loss with respect to the notes may differ. No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

*   *   *

Investors in the notes should review the additional risk factors set forth beginning on page PS-5 of the product supplement prior to making an investment decision.

DESCRIPTION OF THE NOTES

General

The notes will be part of a series of medium-term notes entitled “Medium-Term Notes, Series A” issued under the Senior Indenture, as amended and supplemented from time to time, among us, the Guarantor and The Bank of New York Mellon Trust Company N.A., as trustee. The Senior Indenture is more fully described in the prospectus supplement and prospectus. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with this pricing supplement.

Our payment obligations on the notes are fully and unconditionally guaranteed by the Guarantor. The notes will rank equally with all of our other unsecured senior debt from time to time outstanding. The guarantee of the notes will rank equally with all other unsecured senior obligations of the Guarantor. Any payments due on the notes, including any repayment of principal, are subject to our credit risk, as issuer, and the credit risk of BAC, as guarantor.

The notes will be issued in denominations of $1,000 and whole multiples of $1,000. You may transfer the notes only in whole multiples of $1,000.

Prior to maturity, the notes are not repayable at your option. The notes may be automatically called prior to maturity as described under “—Automatic Early Redemption.”

If any payment on the notes is due on a day that is not a business day, the payment will be postponed to the next business day, and no additional interest will be payable as a result of that postponement.

Contingent Coupon Payment

If, on any Observation Date, the Observation Level is greater than or equal to the Barrier Level, we will pay the Contingent Coupon Payment on the applicable Contingent Payment Date.

The “Contingent Coupon Payment” will be [$40.00 to $45.00] per note ([4.00% to 4.50%] of the principal amount). The actual Contingent Coupon Payment will be determined on the pricing date.

The “Barrier Level” will be 70% of the Initial Level.

The “Observation Dates” will be January 26, 2018, July 26, 2018, January 28, 2019, July 26, 2019, January 28, 2020 and July 28, 2020, subject to postponement as described in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” of product supplement EQUITY-1.

The “Contingent Payment Dates” will be January 31, 2018, July 31, 2018, January 31, 2019, July 31, 2019, January 31, 2020 and the maturity date.

For so long as the notes are held in book-entry only form, we will pay the Contingent Coupon Payment to the persons in whose names the notes are registered at the close of business one business day prior to each Contingent Payment Date. If the notes are not held in book-entry only form, the record dates will be the fifteenth day of the month prior to which the applicable payment date occurs.

Notwithstanding the foregoing, the Redemption Amount, including the final Contingent Coupon Payment with respect to the final Observation Date, if payable, will be paid to the persons in whose names the notes are registered on the maturity date.

Automatic Early Redemption

The notes will be automatically called in whole, but not in part, prior to maturity if the Observation Level on any Observation Date is greater than or equal to the Initial Level. Upon an early redemption, you will receive the Early Redemption Payment on the applicable Contingent Payment Date. You will not receive any additional payments on the notes after the early redemption date.

The “Early Redemption Payment” will be the principal amount of your notes, plus the Contingent Coupon Payment with respect to the applicable Observation Date.

Redemption Amount

If your notes are not automatically called prior to maturity, then at maturity, subject to our credit risk as issuer of the notes and the credit risk of the Guarantor as guarantor of the notes, you will receive the Redemption Amount per note that you hold, denominated in U.S. dollars. The Redemption Amount per note will be calculated as follows:

•	If the Final Level is greater than or equal to the Barrier Level:

$1,000 + the final Contingent Coupon Payment

•	If the Final Level is less than the Barrier Level:

$1,000 + ($1,000 x Underlying Return)

In this case, the Redemption Amount will be less than 70% of the principal amount and could be zero, and you will not receive the final Contingent Coupon Payment.

The “Underlying Return” will be equal to .

The “Price Multiplier” will be 1, subject to adjustment for certain corporate events relating to the Underlying described in the product supplement under “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs—Anti-Dilution Adjustments for an ETF.”

Determining the Initial Level, the Observation Level and the Final Level

The “Initial Level” will be the Closing Market Price on the pricing date.

The “Observation Level” will be the Closing Market Price on the applicable Observation Date, multiplied by the Price Multiplier as of that day.

The “Final Level” will be the Closing Market Price on the final Observation Date, multiplied by the Price Multiplier as of that day.

The Observation Dates are subject to postponement as set forth in the product supplement, in the section “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates.”

Events of Default and Acceleration

If an Event of Default, as defined in the Senior Indenture and in the section entitled “Description of Debt Securities—Events of Default and Rights of Acceleration” beginning on page 35 of the accompanying prospectus, with respect to the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the Senior Indenture will be equal to the amount described under the caption “—Redemption Amount,” calculated as though the date of acceleration were the maturity date of the notes and as though the final Observation Date were the fifth trading day prior to the date of acceleration. We will also determine whether the final Contingent Coupon Payment is payable based upon the price of the Underlying on that day; any such final Contingent Coupon Payment may be prorated by the calculation agent to reflect the length of the final contingent payment period. In case of a default in the payment of the notes, whether at their maturity or upon acceleration, the notes will not bear a default interest rate.

THE UNDERLYING

We have derived the following information from publicly available documents published by VanEck Vectors ETF Trust (the “Trust”). None of us, the Guarantor, MLPF&S or any of our other affiliates has independently verified the accuracy or completeness of the following information.

We are not affiliated with the Underlying, and the Underlying will not have any obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to the Underlying or to any securities included in the Underlying Index. None of us, the Guarantor, MLPF&S or any of our other affiliates has participated or will participate in the preparation of the publicly available documents. None of us, the Guarantor, MLPF&S or any of our other affiliates has made any due diligence inquiry with respect to the Underlying in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of these publicly available documents, that would affect the trading price of the Underlying have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying could affect the price of the Underlying and therefore could affect your return on the notes.

Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s website by reference to SEC file number 333-123257 and 811-10325, respectively. We have not independently verified the accuracy or completeness of the information or reports.

VanEck Vectors® Gold Miners ETF

The Underlying is an investment portfolio maintained, managed and advised by Van Eck. The Underlying is an exchange traded fund that trades on NYSE Arca under the ticker symbol “GDX.” The Underlying seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index. The Underlying utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the Underlying Index. The Underlying will invest in all of the securities which comprise the Underlying Index. The Underlying will normally invest at least 80% of its total assets in common stocks that comprise the Underlying Index. As of May 31, 2017, the expense ratio was 0.51%.

The NYSE Arca Gold Miners Index

The Underlying Index is a modified market capitalization weighted index comprised of securities issued by publicly traded companies involved primarily in the mining of gold or silver. The Underlying Index was developed by the NYSE Amex and is calculated, maintained and published by NYSE Arca.

Eligibility Criteria for Index Components

The Underlying Index includes common stocks, ADRs or GDRs of selected companies that are involved in mining for gold and silver and that are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors. Generally, this includes exchanges in most developed markets and major emerging markets, and includes companies that are cross-listed, i.e., both U.S. and Canadian listings. NYSE Arca will use its discretion to avoid exchanges and markets that are considered “frontier” in nature or have major restrictions to foreign ownership. The Underlying Index includes companies that derive at least 50% of their revenues from gold mining and related activities (40% for companies that are already included in the Underlying Index). Also, the Underlying Index will maintain an exposure to companies with a significant revenue exposure to silver mining in addition to gold mining, which will not exceed 20% of the Underlying Index weight at each rebalance.

Currently, only companies with a market capitalization of greater than $750 million that have an average daily trading volume of at least 50,000 shares and an average daily value traded of at least $1 million over the past three months are eligible for inclusion in the Underlying Index. Starting in December 2013, for companies already included in the Underlying Index, the market capitalization requirement at each rebalance will be $450 million, the average daily volume requirement will be at least 30,000 shares over the past three months and the average daily value traded requirement will be at least $600,000 over the past three months.

NYSE Arca has the discretion to not include all companies that meet the minimum criteria for inclusion.

Calculation of the Underlying Index

The Underlying Index is calculated by NYSE Arca on a price return basis. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the Underlying Index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below. The level of the Underlying Index was set at 500.00 on December 20, 2002 which is the index base date. The Underlying Index is calculated using the following formula:

Where:

t = day of calculation;

N = number of constituent equities in the Underlying Index;

Qi,t = number of shares of equity i on day t;

Mi,t = multiplier of equity i;

Ci,t = price of equity i on day t; and

DIV = current index divisor on day t.

Underlying Index Maintenance

The Underlying Index is reviewed quarterly to ensure that at least 90% of the Underlying Index weight is accounted for by index components that continue to meet the initial eligibility requirements. NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Underlying Index. Components will be removed from the Underlying Index during the quarterly review if either (1) the market capitalization falls below $450 million or (2) the traded average daily shares for the previous three months is less than 30,000 shares and the average daily traded value for the previous three months is less than $600,000.

At the time of the quarterly rebalance, the component security weights (also referred to as the multiplier or share quantities of each component security) will be modified to conform to the following asset diversification requirements:

(1)	the weight of any single component security may not account for more than 20% of the total value of the Underlying Index;
(2)	the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the Underlying Index. Large securities are defined as having a starting index weight greater than or equal to 5%. Small securities are defined as having a starting index weight below 5%; and
(3)	the final aggregate weight of those component securities which individually represent more than 4.5% of the total value of the Underlying Index may not account for more than 45% of the total index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the Underlying Index’s diversification rules.

Diversification Rule 1: If any component stock exceeds 20% of the total value of the Underlying Index, then all stocks greater than 20% of the Underlying Index are reduced to represent 20% of the value of the Underlying Index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.

Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are components with a weight of under 5% (after any adjustments for Diversification Rule 1). The large group will represent in the aggregate 45% and the small group will represent 55% in the aggregate of the final index weight. This will be adjusted through the following process: The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 45% of the Underlying Index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Changes to the Underlying Index composition and/or the component security weights in the Underlying Index are determined and announced prior to taking effect. These changes typically become effective after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance. The share quantities of each component security in the index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share quantities used in the Underlying Index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share quantities of the surviving entity may be adjusted to account for any stock issued in the acquisition. NYSE Arca may substitute securities or change the number of securities included in the Underlying Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share quantity changes to the index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the Underlying Index, the index divisor may be adjusted to ensure that there are no changes to the index level as a result of nonmarket forces.

The following table shows the quarterly high and low Closing Market Prices of the shares of the Underlying on its primary exchange from the first quarter of 2008 through June 27, 2017. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

	High ($)	Low ($)
2008
First Quarter	56.29	46.50
Second Quarter	51.40	42.38
Third Quarter	50.84	27.95
Fourth Quarter	33.96	16.38
2009
First Quarter	38.57	28.20
Second Quarter	44.55	30.95
Third Quarter	48.00	35.14
Fourth Quarter	54.78	41.87
2010
First Quarter	50.17	40.22
Second Quarter	54.07	46.36
Third Quarter	56.66	47.09
Fourth Quarter	63.80	54.28
2011
First Quarter	60.79	53.12
Second Quarter	63.95	51.80
Third Quarter	66.69	53.75
Fourth Quarter	63.32	50.07
2012
First Quarter	57.47	48.75
Second Quarter	50.37	39.34
Third Quarter	54.81	40.70
Fourth Quarter	54.25	44.85
2013
First Quarter	47.09	35.91
Second Quarter	37.45	22.22
Third Quarter	30.43	22.90
Fourth Quarter	26.52	20.39
2014
First Quarter	27.73	21.27
Second Quarter	26.45	22.04
Third Quarter	27.46	21.35
Fourth Quarter	21.94	16.59
2015
First Quarter	22.94	17.67
Second Quarter	20.82	17.76
Third Quarter	17.85	13.04
Fourth Quarter	16.90	13.08
2016
First Quarter	20.86	12.47
Second Quarter	27.70	19.53
Third Quarter	31.32	25.45
Fourth Quarter	25.96	18.99
2017
First Quarter	25.57	21.14
Second Quarter (through June 27, 2017)	24.57	21.10

Supplement to the Plan of Distribution; Role of MLPF&S

and Conflicts of Interest

MLPF&S, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

MLPF&S will sell the notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the notes to one or more additional broker-dealers. MLPF&S has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the notes at the same discount.

MLPF&S and any of our other broker-dealer affiliates, may use this pricing supplement, and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. The selling agent may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying and the remaining term of the notes. However, none of us, the Guarantor, MLPF&S or any of our other affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that any party will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

Any price that MLPF&S may pay to repurchase the notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

STRUCTURING THE NOTES

The notes are our debt securities, the return on which is linked to the performance of the Underlying. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this document as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

In order to meet our payment obligations on the notes, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by MLP&S and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the notes and the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-8 above and “Supplemental Use of Proceeds” on page PS-16 of product supplement EQUITY-1.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the notes are issued by us, they will be treated as if they were issued by Bank of America Corporation for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to Bank of America Corporation unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as contingent income-bearing single financial contracts linked to the Underlying and under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes in accordance with such characterization. In the opinion of our counsel Morrison & Foerster LLP, it is reasonable to treat the notes as contingent income-bearing single financial contracts linked to the Underlying. However, Morrison & Foerster LLP has advised us that it is unable to conclude that it is more likely than not that this treatment will be upheld. This discussion assumes that the notes constitute contingent income-bearing single financial contracts linked to the Underlying for U.S. federal income tax purposes. If the notes do not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the notes.

We will not attempt to ascertain whether the Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the notes. You should refer to information filed with the SEC by the Underlying and consult your tax advisor regarding the possible consequences to you, if any, if the Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Although the U.S. federal income tax treatment of any Contingent Coupon Payment on the notes is uncertain, we intend to take the position, and the following discussion assumes, that any Contingent Coupon Payment constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting. By purchasing the notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Contingent Coupon Payment as described in the preceding sentence.

Upon receipt of a cash payment at maturity or upon a sale, exchange or redemption of the notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any Contingent Coupon Payment, which would be taxed as described above) and the U.S. Holder’s tax basis in the notes. A U.S. Holder’s tax basis in the notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the notes for more than one year. The deductibility of capital losses is subject to limitations.

If the notes are settled by physical delivery of a number of shares of Underlying at maturity, although no assurances can be provided in this regard, a U.S. Holder may generally expect not to recognize gain or loss upon maturity and any cash payment of accrued contingent payment would be taxed as ordinary income (as described above). However, a U.S. Holder would generally be required to recognize gain or loss, if any, with respect to any cash received in lieu of fractional shares, equal to the difference between the cash received and the pro rata portion of the tax basis allocable to those fractional shares. Any such gain or loss would be treated as capital gain or loss. A U.S. Holder’s tax basis in the shares of Underlying delivered would generally equal its tax basis in the notes. A U.S. Holder’s holding period for the shares of Underlying delivered would begin on the day after the Underlying is received. If a U.S. Holder receives cash instead of Underlying upon maturity, such U.S. Holder will generally be taxed in the same manner as described in the preceding paragraph.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the notes. In particular, the IRS could seek to subject the notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity, or upon a sale, exchange, or redemption of the notes generally would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

In addition, it is possible that the notes could be treated as a unit consisting of a deposit and a put option written by the note holder, in which case the timing and character of income on the notes would be affected significantly.

The IRS released Notice 2008-2 (“Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” The scope of the Notice may extend to instruments similar to the notes. According to the Notice, the IRS and Treasury are considering whether a holder of such instruments should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the notes.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the IRS could seek to characterize the notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon sale, exchange or redemption of the notes should be treated as ordinary gain or loss.

It is possible that the IRS could assert that a U.S. Holder’s holding period in respect of the notes should end on the applicable Observation Date, even though such holder will not receive any amounts in respect of the notes prior to the redemption or maturity of the notes. In such case, if the applicable Observation Date is not in excess of one year from the original issue date, a U.S. Holder may be treated as having a holding period in respect of the notes equal to one year or less, in which case any gain or loss such holder recognizes at such time would be treated as short-term capital gain or loss.

Non-U.S. Holders

Because the U.S. federal income tax treatment of the notes (including any Contingent Coupon Payment) is uncertain, we will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including, for the avoidance of doubt, any amounts representing accrued Contingent Coupon Payment which would be subject to the rules discussed in the previous paragraph) from the sale, exchange or redemption of the notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange or redemption of the notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, or redemption and certain other conditions are satisfied.

If a Non-U.S. Holder of the notes is engaged in the conduct of a trade or business within the U.S. and if any Contingent Coupon Payment and gain realized on the sale, exchange, redemption, or settlement of the notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Contingent Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, U.S. Treasury Department regulations provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Based on our determination that the notes are not delta one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate. Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a note.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.